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                                                                   Exhibit 10.17

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") made effective as of the 9th day of June, 1997, among Polo Ralph Lauren, L.P. (the "Partnership"), Polo Ralph Lauren Corporation, a Delaware corporation (the "Company"), and Michael J. Newman (the "Executive").

                  WHEREAS, the Executive has heretofore been employed by the Partnership pursuant to an employment agreement dated as of October 23, 1993, as previously amended by Amendment No.1 dated as of October 31, 1994 (the "Prior Agreement");

                  WHEREAS, the Company is currently contemplating a registered initial public offering of its Class A Common Stock (the "IPO"), prior to the consummation of which the rights, duties and obligations of the Partnership under this Agreement will be assigned to and assumed by the Company;

                  WHEREAS, the Partnership, the Company and the Executive wish to amend and restate the Prior Agreement as evidenced by this Agreement effective as of the date hereof in order to provide for the modification of certain provisions of the Prior Agreement relating to the Executive's annual and incentive compensation, equity opportunities and restrictive covenants in the event the IPO is consummated;

                  NOW, THEREFORE, intending to be bound the parties hereby agree as follows with effect from the date first above written.

                  1. Employment/Prior Agreement. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein. From and after the date hereof, the terms of this Agreement shall supersede in all respects the terms of the Prior Agreement which shall cease to be of any further force and effect.

                  2. Term. The employment of the Executive by the Company as provided in Section 1 pursuant to this Agreement will be effective on the date hereof. The Executive will serve at the direction and pleasure of the Board. In the event a registered initial public offering of the equity securities of the Company (or any entity which shall be assigned or otherwise assume the rights, duties or obligations of the Partnership hereunder) shall be consummated on or prior to December 31, 1997 (a "Qualified Offering"), the term of the Executive's employment under this Employment Agreement shall continue until the close of business of the fifth anniversary of the consummation of the Qualified Offering, subject to earlier termination in accordance with the terms of this Agreement (the "Term"). The Term
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shall be automatically extended for successive one year periods thereafter unless either party notifies the other in writing of its intention not to so extend the Term at least twelve (12) months prior to the commencement of the next scheduled one year extension.

                  3. Position and Duties. The Executive shall serve as Vice Chairman and Chief Operating Officer of the Company and shall have such responsibilities, duties and authority as he may have as of the date hereof (or which arise from any comparable position as a key executive officer to which he may be appointed after the date hereof) and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

                  4. Compensation and Related Matters.

                           (a) Salary and Incentive Bonus

                                    (i) Salary. During the period of the
Executive's employment hereunder, the Company shall pay to the Executive an annual salary of not less than $800,000. Such salary shall be paid in substantially equal installments on a basis consistent with the Company's payroll practices. This salary shall be subject to annual review by the Board. Notwithstanding the foregoing, in the event a Qualified Offering is consummated, the Executive's salary for the period following the Qualified Offering shall not be less than $900,000 per annum. From and after any Qualified Offering, the term "Company" as used in this Agreement shall be deemed to refer to the successor to rights, duties and obligations of the Partnership.

                                    (ii) Incentive Bonus.

                                    (A) During the period of the Executive's
employment prior to the consummation of a Qualified Offering, the Executive's entitlement to an annual incentive bonus shall continue to be governed by the letter agreement between the Partnership and the Executive dated as of April 10, 1996 (the "1996 Bonus Letter").

                                    (B) In the event a Qualified Offering is
consummated, the 1996 Bonus Letter shall cease to be effective with respect to the then current fiscal year and with respect to such then current fiscal year and all future fiscal years that occur following the Qualified Offering the Executive's annual incentive bonus will be a percentage of Income Before Taxes ("IBT") of the Company as determined under the Bonus Schedule below; provided that in no event will the annual incentive bonus with respect to any fiscal year exceed $3 million.

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                            Incentive Bonus Schedule

                  For the first $0 to $75 million of IBT:
                           0%;

                  From $75 million to $150 million of IBT:
                           1.75% of IBT in excess of $75 million;

                  From $150 million to $200 million of IBT:
                           1% of IBT in excess of $150 million;

                  For amounts of IBT over $200 million:
                           .5% of IBT in excess of $200 million.

                                    (C) The annual incentive bonus, whether paid
pursuant to clause (A) or (B) above, will be payable in a lump sum within thirty days after the Company's year-end financial statements have been certified by the Company's outside auditors and will not be included for any purposes under the Deferred Compensation Agreement currently in effect between the Executive and the Partnership (or any successor agreement thereto).

                                    (D) IBT for purposes of this Agreement will
mean the amount reflected on the line with that term in the Company's financial statements, prior to deducting the Executive's annual incentive bonus.

                                    (E) Notwithstanding any provision of this
Agreement to the contrary, the Executive's entitlement to payment of an annual incentive bonus during any period when the compensation payable to the Executive pursuant to this Agreement is subject to the deduction limitations of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be subject to shareholder approval of a plan or arrangement evidencing such annual incentive bonus opportunity that complies with the requirements of section 162(m) of the Code.

                           (b) Expenses. During the term of the Executive's
employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                           (c) Other Benefits. During the term of the
Executive's employment hereunder, the Executive shall be entitled to participate in or receive benefits under any medical, pension, profit sharing or other employee benefit plan or arrangement generally made available by the Company now or in the future to its executives and key management employees (or to their family members), subject to

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and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section.

                           (d) Vacations. The Executive shall be entitled to
reasonable vacations consistent with past practice.

                           (e) Restricted Stock.

                                    (i) If a Qualified Offering is consummated,
then effective as of the date of commencement of the Qualified Offering, the Executive will be granted a number of restricted shares of Class A Common Stock of the issuer of securities in the Qualified Offering with a fair market value equal to $2 million (based upon the initial offering price per share in the Qualified Offering); provided that any fractional share will be paid to the Executive in cash. The restricted shares will vest with respect to one third (1/3) of the aggregate number of restricted shares so granted on each of (x) the commencement date of the Qualified Offering, (y) the second anniversary of the commencement date of the Qualified Offering and (z) the third anniversary of the commencement date of the Qualified Offering, subject to the Executive's continued employment through each vesting date.

                                    (ii) In the event a Qualified Offering is
not consummated, the Executive shall receive a special cash bonus in respect of fiscal year 1997 in the amount of $666,667.00, payable in a lump sum, no later than December 31, 1997.

                           (f) Options.

                                    (i) If a Qualified Offering is consummated,
then effective as of the date of commencement of the Qualified Offering, the Executive will be granted options to purchase 350,000 shares of Class A Common Stock of the issuer of securities in the Qualified Offering with an exercise price equal to the initial offering price in the Qualified Offering. In addition, with respect to at least each of the first three fiscal years occurring after the Qualified Offering, as of a date no later than each anniversary of the commencement of the Qualified Offering, the Executive will be granted options to purchase 150,000 shares of Class A Common Stock of the of the issuer of securities in the Qualified Offering with an exercise price equal to the fair market value per shares as of the date of grant.

                                    (ii) Any options granted to the Executive
pursuant to clause (i) above will vest and become exercisable ratably over three
(3) years on each of the first three anniversaries of the date of grant, subject to the Executive's continued employment through each vesting date.

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                  5. Termination.

                           (a) Termination by Company. The Executive's
employment hereunder may be terminated by the Board at any time with or without Cause.

                           (b) Termination by The Executive. The Executive may
terminate his employment hereunder with or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) a material diminution in the Executive's duties or the assignment to the Executive of a title or duties inconsistent with his position as a Vice Chairman and Chief Operating Officer of the Company, (B) a reduction in the Executive's salary or annual incentive bonus opportunity, (C) a failure of the Company to comply with any material provision of this Agreement or (D) the Executive's ceasing to be entitled to the payment of an annual incentive bonus as a result of the failure of the Company's shareholders to approve a plan or arrangement evidencing such annual incentive bonus in a manner that complies with the requirements of section 162(m) of the Internal Revenue Code of 1986; provided that the events described in clauses
(A), (B) and (C) above shall not constitute Good Reason unless and until such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company.

                           (c) Any termination of the Executive's employment by
the Company or by the Executive (other than termination pursuant to Section 6(d)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. If termination is pursuant to Sections 6(d)(ii)-(iii) or 5(b) hereof, the "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  6. Compensation Upon Termination.

                           (a) If the Company shall terminate the Executive's
employment for any reason other than an Enumerated Reason as set forth in
Section 6(d) hereof and other than due to the Company's election not to extend the Term of this Agreement as contemplated by Section 2, or if the Executive resigns for Good Reason pursuant to Section 5(b) hereof, then so long as the Executive complies with Section 8 hereof the Executive shall be entitled to the following:

                                    (i) (x) if such termination of employment
         occurs prior to a Qualified Offering, continued salary payments for a period of thirty-six (36) months from the date of termination (the "Severance Period") at the rate and in the manner in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to Section 5(b) hereof as a result of a salary reduction, in which case salary payments shall continue at the rate in

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         effect prior to such reduction); plus a pro rata annual incentive bonus for the year of termination (based on the average annual incentive bonus paid to the Executive over the preceding two years and based upon the percentage of the calendar year in which such termination occurs that shall have elapsed through the date of termination (a "Pro Rata Annual Incentive Bonus")); or

                           (y) if such termination of employment occurs following a Qualified Offering, an amount equal to the greater of:

                           (A) the sum of (I) three (3) times the Executive's
                  salary at the rate in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to
                  Section 5(b) hereof as a result of a salary reduction, in which case, at the rate in effect prior to such reduction), plus (II) two (2) times the average annual incentive bonus paid to the Executive over the preceding two years; plus a Pro Rata Annual Incentive Bonus for the year of termination; and

                           (B) the sum of (I) (five (5) minus the number of
                  years (including fractions thereof) that shall have elapsed since the consummation of the Qualified Offering) times the Executive's salary at the rate in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to Section 5(b) hereof as a result of a salary reduction, in which case, at the rate in effect prior to such reduction), plus (II) two (2) times the average annual incentive bonus paid to the Executive over the preceding two
                  (2) years; plus a Pro Rata Annual Incentive Bonus for the year of termination.

                  Any amounts paid pursuant to either clause (A) or clause (B) above shall be paid in equal monthly installments for a period of thirty-six (36) months from the date of termination, except that the Pro Rata Annual Incentive Bonus shall be paid in a lump sum in cash within thirty (30) days following the date of the Executive's termination of employment. For purposes of clause (A) and clause (B) above, the Executive's annual incentive bonus for fiscal years 1996 and 1997 shall be deemed to be $1,000,000 and $1,500,000, respectively, irrespective of the actual bonuses paid to the Executive in respect of fiscal years 1996 and 1997.

                                    (ii) Continued participation in the
         Company's health benefit plans during the Severance Period; provided that if the Executive is provided with similar coverage by a successor employer, any such coverage by the Company shall cease;

                                    (iii) Continued use of the Company
         automobile until the then existing auto lease term expires;

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                                    (iv) Waiver of collateral interest securing
         return to the Company of premiums paid by the Company for the Executive's existing split dollar life insurance policy;

                                    (v) Any unvested restricted shares granted
to the Executive pursuant to Section 4(e) will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with Section 8 hereof;

                                    (vi) Any unvested options granted to the
Executive pursuant to Section 4(f) will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with
Section 8 hereof and subject to and conditioned upon the Executive's compliance with Section 8, any vested options granted to the Executive pursuant to Section 4(f) (including any options that continue to vest as described above) will remain exercisable until the latest to occur of (x) five (5) years from the commencement of the Qualified Offering, (y) one (1) year from the date the Executive's termination of employment and (z) thirty (30) days from the date the option becomes vested and exercisable;

                                    (vii) If a Change of Control shall have
occurred prior to the date of termination, the Executive shall be entitled at his option, exercisable in writing within fifteen days of the date of termination, to receive the equivalent of the salary and bonus payments pursuant to subsection (i) above in two equal lump sum installments, the first payable within 30 days of the date of termination and the second on the first anniversary of the date of termination. As used herein, the term "Change of Control" shall mean Ralph Lauren or members of his family (or trusts or entities created for their benefit) no longer control 50% or more of the voting power of the then outstanding securities of the Company entitled to vote for the election of the Company's directors; and

                                    (viii) Except as provided above, the Company
will have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(a).

                           (b) If the Executive's employment is terminated by
his death or by the Company due to the Executive's Disability (as defined below):

                                    (i) The Company shall pay any amounts due to
the Executive through the date of his death or the date of his termination due to Disability, including a Pro Rata Annual Incentive Bonus for the year of termination;

                                    (ii) Any unvested restricted shares granted
to the Executive pursuant to Section 4(e) shall vest immediately;

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                                    (iii) Any unvested options granted to the
Executive pursuant to Section 4(f) will vest and all such options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive's death or termination due to disability; and

                                    (iv) Except as provided above, the Company
will have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(b).

                           (c) If the Executive's employment shall be terminated
by the Company pursuant to section 6(d) (iii) for Cause or by the Executive for other than Good Reason (including due to the Executive's election not to extend the Term as contemplated by Section 2), the Company shall pay the Executive his full salary through the date of termination at the rate in effect prior to such termination and the Company shall have no further obligations to the Executive under this Agreement but the Executive shall be bound by Section 8 hereof. Following any such termination, any then unvested restricted shares granted to the Executive pursuant to Section 4(e) shall be forfeited and any options granted to the Executive pursuant to Section 4(f) that have not theretofore been exercised shall cease to be exercisable and shall terminate as of the date of such termination of employment.

                           (d) The term "Enumerated Reason" with respect to
termination by the Company of the Executive's employment shall mean any one of the following reasons:

                                     (i) Death. The Executive's employment
         hereunder shall terminate upon his death.

                                    (ii) Disability. If, as a result of the
         Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis (a "Disability"), the Company may terminate the Executive's employment hereunder.

                                    (iii) Cause. The Company shall have "Cause"
         to terminate the Executive's employment hereunder upon (1) the willful and continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, or (2) Executive's conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting any felony or (3) the willful engaging by the Executive in gross misconduct relating to the Executive's employment that is materially injurious

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         to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Section
         8) or which subjects, or if generally known, would subject the Company to public ridicule or embarrassment. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the forgoing, the Executive shall not be deemed to have been terminated for Cause without
         (x) reasonable written notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a Notice of Termination, as defined in Section 5(c) hereof, from the Board finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A) through (C) hereof, and specifying the particulars thereof in detail.

                           (e) If the "Term" becomes effective following a
Qualified Offering pursuant to Section 2, and if the Executive's employment with the Company shall terminate due to the Company's election not to extend the Term of this Agreement as contemplated by Section 2:

                                    (i) The Executive shall be entitled to
receive an amount, payable in equal monthly installments over a one year period, equal to the sum of (x) his annual salary, plus (y) his average annual incentive bonus paid over the preceding two years;

                                    (ii) Any unvested restricted shares granted
to the Executive pursuant to Section 4(e) will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with Section 8 hereof;

                                    (iii) Any unvested options granted to the
Executive pursuant to Section 4(f) will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with
Section 8 hereof and subject to and conditioned upon the Executive's compliance with Section 8, any vested options granted to the Executive pursuant to Section 4(f) (including any options that continue to vest as described above) will remain exercisable until the latest to occur of (x) five (5) years from the effectiveness of the Qualified Offering, (y) one (1) year from the date the Executive's termination of employment and (z) thirty (30) days from the date the option becomes vested and exercisable; and

                                    (iv) Except as provided above, the Company
shall have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(e).

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                  7. Mitigation. The Executive shall have no duty to mitigate the payments provided for in Section 6(a) by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the termination of the Executive's employment with the Company.

                  8. Noncompetition.

                           (a) The Executive agrees that for the duration of his
employment and for a period three (3) years from the date of termination thereof, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or encourage to leave the employ of the Company or its subsidiaries or affiliates any person who is an employee of any of such companies.

                           (b) The Executive agrees that for the duration of his
employment and for a period of three (3) years from the date of termination thereof, the Executive will take no action which is intended, or would reasonably be expected, to harm (e.g. making public derogatory statements or misusing confidential Company information, it being acknowledged that the Executive's employment with a competitor in and of itself shall not be deemed to be harmful to the Company for purposes of this Section 8(b)) the Company or any of its subsidiaries or affiliates or their reputation.

                  The following paragraphs (c), (d), (e) and (f) shall only apply following the consummation of a Qualified Offering:

                           (c) The Executive agrees that during the duration of
his employment and;

                                    (i) in the event of the Executive's
         termination of employment due to the Executive's resignation without Good Reason, until the later of (x) five (5) years from the commencement of a Qualified Offering and (y) two (2) years from the date of such termination of employment; and

                                    (ii) in the event of the Executive's
         termination of employment by the Company without Cause or the Executive's resignation for Good Reason pursuant to Section 5(b), for two (2) years from the date of such termination of employment; and

                                    (iii) in the event of the Executive's
         termination of employment by the Company for Cause, at the election of the Company in consideration for the payment to the Executive of an amount equal to the Executive's salary and annual incentive bonus (equal to the average annual incentive bonus paid to the Executive over the preceding two years) for each year within such period, for a period of up to two (2) years from the date of such termination of employment,

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then, during the period specified in clause (i), (ii) or (iii) above, as applicable, the Executive shall not, directly or indirectly, (A) engage in any "Competitive Business" (as defined below) for his own account, (B) enter into the employ of, or render any services to, any person engaged in a Competitive Business, or (C) become interested in any entity engaged in a Competitive Business, directly or indirectly as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

                  For purposes of this Agreement the term "Competitive Business" shall mean any of the brands and companies that the Company and the Executive may agree to and acknowledge in writing in the future based upon a good faith determination that such brands or companies compete with the Company or its affiliates.

                           (d) The Executive will not at any time (whether
during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Company or any of its affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company generally, or any affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates.

                           (e) If the Executive breaches, or threatens to commit
a breach of, any of the provisions of this Section 8 (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity:

                                    (i) The right and remedy to have the
         Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

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                                    (ii) The right and remedy to require the
         Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company; and

                                    (iii) The right to discontinue the payment
         of any amounts owing to the Executive under the Agreement.

                           (f) If any court determines that any of the
Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  9. Successors; Binding Agreement.

                           (a) The Company will require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                           (b) This Agreement and all rights of the Executive
hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                  10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

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                  If to the Executive:

                           Mr. Michael J. Newman
                           40 Glenby Lane
                           Brookville, New York  11545

                           if to the Company:

                           Polo Ralph Lauren Corporation
                           650 Madison Avenue
                           New York, New York  10022
                           Attention:  General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

                  12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of New York before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of

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his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Fees and expenses payable to the American Arbitration Association and the arbitrator shall be shared equally by the Company and by the Executive, but the parties shall otherwise bear their own costs in connection with the arbitration; provided that the arbitrator shall be entitled to include as part of the award to the prevailing party the reasonable legal fees and expenses incurred by such party in an amount not to exceed $25,000.

                  15. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

                  16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of the 9th day of June, 1997.

                                   POLO RALPH LAUREN, L.P

                                   By: POLO RALPH LAUREN CORPORATION
                                         General Partner


                                   By: /s/ Victor Cohen
                                       ___________________________________


                                   POLO RALPH LAUREN CORPORATION


                                   By: /s/ Ralph Lauren
                                       ___________________________________


                                   /s/ Michael J. Newman
                                   ______________________________________
                                   Executive:  Michael J. Newman

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